EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Company Contact:	Investor Relations Contacts:	Media Contact:
AngioDynamics, Inc. D. Joseph Gersuk, CFO (800) 772-6446 x1608 jgersuk@AngioDynamics.com	EVC Group, Inc. Doug Sherk (415) 896-6820 dsherk@evcgroup.com Greg Gin (646) 445-4801 ggin@evcgroup.com	EVC Group, Inc. Chris Gale (646) 201-5431 cgale@evcgroup.com

AngioDynamics Reports Fiscal 2011 Third Quarter Financial Results

•	Net Sales of $54.6 Million; NanoKnife® System Net Sales of $1.9 Million
•	Net Income of $3.8 Million, or $0.15 EPS
•	Operating Cash Flow of $10.3 Million
•	Updates Fiscal Year 2011 Guidance
•	Conference Call Today at 4:30 p.m. Eastern Time

ALBANY, N.Y. (April 5, 2011) — AngioDynamics (NASDAQ: ANGO), a leading provider of innovative, minimally invasive medical devices for vascular access, surgery, peripheral vascular disease and oncology, today reported financial results for the fiscal 2011 third quarter ended February 28, 2011.

Net sales in the third quarter were $54.6 million, a 5% increase over the $52.2 million reported in the prior year period.  Oncology/Surgery sales increased 19% to $16.3 million from the prior year, and included $1.9 million in NanoKnife® System sales, up from $800,000 in the prior year quarter.  Vascular sales were $38.3 million, virtually identical to the third quarter a year ago.  International sales in the third quarter increased 8% (9% in constant currency) to $6.3 million from the prior year period.

Gross margin was 58.0% in the third quarter, which is the same as reported for the prior year period, and reflects a competitive pricing environment for many of the Company’s Vascular products.  Operating income was $5.2 million in the quarter compared with $5.6 million a year ago, primarily reflecting a 24% increase in R&D expense in support of the Company’s new product development. Net income in the third quarter increased 14% to $3.8 million, or $0.15 per share, compared with $3.3 million, or $0.13 per share, a year ago.  The Company’s effective income tax rate for the quarter was 25%, compared with 38% for the prior year period.  The decrease in the effective tax rate was primarily attributable to the reinstatement of the federal R&D tax credit during the quarter, and provided a benefit of approximately $0.02 per share.  The Company expects its tax rate for the full year to approximate 33%.

AngioDynamics generated cash flow from operations of $10.3 million during the quarter.  At February 28, 2011, cash and investments totaled $120.2 million, and long-term debt was $6.3 million.

For the nine months ended February 28, 2011, net sales were $159.5 million, a 2% increase over the $155.8 million reported for the nine months ended February 28, 2010.  Gross margin for the nine month period was 58.5% compared with 59.1% for the prior year period.  For the nine months to date, operating income was $14.1 million, a 2% decrease from $14.5 million in the year ago period.  Net income for the nine months grew 5% to $9.0 million, or $0.36 per share, from the prior year period.  The net financial impact of the NanoKnife program was $0.12 loss per share in the nine months and $0.17 loss per share in the comparable prior year period.

“We posted continued strong growth in Oncology/Surgery product sales, with NanoKnife® System sales more than doubling from a year ago,” said Jan Keltjens, President and Chief Executive Officer.  “While generating good volume increases during the quarter, our Vascular business continued to be impacted by pricing pressure. It is encouraging that our R&D investments are starting to generate results.  In particular, we successfully launched our power-injectable Smart Port® and Morpheus® Smart PICC product lines.  We are committed to investing in innovation to drive long-term revenue growth, and we launched four new products during the quarter.  Year to date, we have launched 10 new products, meeting our goal for the current fiscal year.  We are confident that our focus on expense management, investments in R&D and financial strength position us to drive our profitability and long-term growth.  However, during the current fourth quarter, our top line outlook is being challenged by a combination of Vascular business pricing pressures and soft procedure volumes in the U.S. markets.  As a result we are revising our guidance for the full fiscal year,” concluded Mr. Keltjens.

Highlights of the quarter, and more recent activities, include the following:

•
Strong clinician response to AngioDynamics’ NanoKnife System commercial sales efforts continued.  An additional 126 patients were treated since January 1, 2011, with a total of 538 patients have been treated to date with the NanoKnife System. NanoKnife System sales in the third quarter included seven new commercial accounts.

•
We submitted to the FDA our response to certain questions regarding our application for an IDE for use of the NanoKnife in prostate cancer, including the results of an additional animal study requested by FDA.

•	The NanoKnife 2.2.0 System, a broad hardware and software upgrade that enhances system performance, received CE Mark approval and the first unit was shipped.

•
In the multi-center European prospective Hepatocellular Carcinoma trial, three additional trial sites started screening patients in the third quarter.  Six sites are now enrolling patients.  A total of 11 patients have been treated to date.

•
AngioDynamics established a direct sales organization in The Netherlands by purchasing the relevant business assets of AngioCare BV, the long-time distributor of the Company’s VenaCure EVLT® System and other vascular products in The Netherlands.

•	The Company expanded its Morpheus® Smart PICC product line with the launch of a bedside insertion kit.

•
AngioDynamics bolstered its port offering by launching the Safe Sheath® Ultra Lite Valved, Peel-Away Introducer in the U.S., representing the Company’s first valved, splittable sheath dilator for port insertion.

•	AngioDynamics entered into contracts with two leading U.S. hospital group purchasing organizations covering the Company’s Smart Port power-injectable ports and certain vascular products.

Fiscal 2011 Guidance

The Company’s outlook for fiscal year 2011 is as follows:

•	Net sales in the range of $217 million to $220 million, as compared with $216 million in fiscal 2010 net sales
•	Gross margin in the range of 58% to 59% of net sales
•	GAAP operating income in the range of $20 million to $21 million
•	EBITDA in the range of $32 million to $33 million
•	GAAP EPS in the range of $0.48 to $0.50, inclusive of the impact from the ongoing investment in the NanoKnife® program

Conference Call

AngioDynamics management will host a conference call to discuss its third quarter results today beginning at 4:30 p.m. Eastern Time. To participate in the live call by telephone, please dial 1 (877) 941-6009.

In addition, individuals can listen to the live call and the replay on the Internet by visiting the investor relations portion of the AngioDynamics Web site at http://investors.angiodynamics.com.  To listen to the live call, please go to the Web site 15 minutes prior to its start to register, download and install the necessary audio software.

Use of Non-GAAP Measures

Management uses non-GAAP measures to establish operational goals, and believes that non-GAAP measures may assist investors in analyzing the underlying trends in AngioDynamics’ business over time. Investors should consider these non-GAAP measures in addition to, not as a substitute for or as superior to, financial reporting measures prepared in accordance with GAAP. In this news release, AngioDynamics has reported non-GAAP EBITDA (income before interest, taxes, depreciation and amortization). Management uses this measure in its internal analysis and review of operational performance. Management believes that this measure provides investors with useful information in comparing AngioDynamics’ performance over different periods. By using this non-GAAP measure, management believes that investors get a better picture of the performance of AngioDynamics’ underlying business. Management encourages investors to review AngioDynamics’ financial results prepared in accordance with GAAP to understand AngioDynamics’ performance taking into account all relevant factors, including those that may only occur from time to time but have a material impact on AngioDynamics’ financial results. Please see the tables that follow for a reconciliation of Operating Income to non-GAAP measures.

About AngioDynamics

AngioDynamics, Inc. is a leading provider of innovative, minimally invasive medical devices used by professional healthcare providers for vascular access, surgery, peripheral vascular disease and oncology. AngioDynamics’ diverse product lines include market-leading ablation systems, vascular access products, angiographic products and accessories, angioplasty products, drainage products, thrombolytic products, embolization products and venous products. More information is available at www.angiodynamics.com.

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements regarding AngioDynamics’ expected future financial position, results of operations, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include the words such as “expects,” “reaffirms” “intends,” “anticipates,” “plans,” “believes,” “seeks,” “estimates,” “optimistic,” or variations of such words and similar expressions, are forward-looking statements. These forward looking statements are not guarantees of future performance and are subject to risks and uncertainties. Investors are cautioned that actual events or results may differ from AngioDynamics’ expectations. Factors that may affect the actual results achieved by AngioDynamics include, without limitation, the ability of AngioDynamics to develop its existing and new products, future actions by the FDA or other regulatory agencies, results of pending or future clinical trials, overall economic conditions, the results of on-going litigation, general market conditions, market acceptance, foreign currency exchange rate fluctuations, the effects on pricing from group purchasing organizations and competition, the ability of AngioDynamics to integrate purchased businesses, as well as the risk factors listed from time to time in AngioDynamics’ SEC filings, including but not limited to its Annual Report on Form 10-K for the year ended May 31, 2010. AngioDynamics does not assume any obligation to publicly update or revise any forward-looking statements for any reason.

In the United States, NanoKnife has been cleared by the FDA for use in the surgical ablation of soft tissue. This document may discuss the use of NanoKnife for specific clinical indications for which it is not cleared in the United States at this time.

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

	Three months ended		Nine months ended
	Feb, 28	Feb, 28	Feb, 28	Feb, 28
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Net sales	$54,648	$52,207	$159,527	$155,758
Cost of sales	22,927	21,934	66,250	63,746
Gross profit	31,721	30,273	93,277	92,012
% of net sales	58.0%	58.0%	58.5%	59.1%

Operating expenses
Research and development	5,322	4,289	15,823	13,901
Sales and marketing	14,553	14,032	42,790	44,433
General and administrative	4,346	4,075	13,106	12,183
Non-recurring costs	-	-	772	-
Amortization of intangibles	2,252	2,284	6,660	7,007
Total operating expenses	26,473	24,680	79,151	77,524
Operating income	5,248	5,593	14,126	14,488
Other income (expense), net	(178)	(233)	(968)	(688)
Income before income taxes	5,070	5,360	13,158	13,800
Provision for income taxes	1,259	2,027	4,180	5,227
Net income	$3,811	$3,333	$8,978	$8,573

Earnings per common share
Basic	$0.15	$0.14	$0.36	$0.35
Diluted	$0.15	$0.13	$0.36	$0.35

Weighted average common shares
Basic	24,902	24,622	24,833	24,523
Diluted	25,174	24,867	25,085	24,722

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands)

	Feb, 28	May 31,
	2011	2010
	(unaudited)	(2)
Assets
Current Assets
Cash and cash equivalents	$35,257	$58,763
Marketable securities	84,973	41,311
Total cash and investments	120,230	100,074

Receivables, net	28,461	29,838
Inventories, net	29,489	29,216
Deferred income taxes	3,848	5,281
Prepaid income taxes	2,998	5,525
Prepaid expenses and other	1,541	1,426
Total current assets	186,567	171,360

Property, plant and equipment, net	23,714	24,193
Intangible assets, net	53,770	58,352
Goodwill	161,959	161,974
Deferred income taxes	1,638	2,527
Other non-current assets	5,751	5,519
Total Assets	$433,399	$423,925

Liabilities and Stockholders' Equity
Current portion of long-term debt	$270	$260
Other current liabilities	21,210	25,766
Long-term debt, net of current portion	6,345	6,550
Total Liabilities	27,825	32,576

Stockholders' equity	405,574	391,349
Total Liabilities and Stockholders' Equity	$433,399	$423,925

Shares outstanding	24,975	24,747

(2) Derived from audited financial statements

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Nine months ended
	Feb, 28	Feb, 28
	2011	2010
	(unaudited)	(unaudited)

Cash flows from operating activities:
Net income	$8,978	$8,573
Depreciation and amortization	9,112	9,256
Tax effect of exercise of stock options	(97)	(145)
Deferred income taxes	2,437	4,943
Stock-based compensation	3,402	3,672
Other	50	(652)
Changes in operating assets and liabilities
Receivables	1,440	713
Inventories	(87)	3,170
Accounts payable and accrued liabilities	(5,633)	(5,708)
Other	2,371	(8)
Net cash provided by operating activities	21,973	23,814

Cash flows from investing activities:
Additions to property, plant and equipment	(1,972)	(3,394)
Acquisition of intangible assets and businesses	(1,084)	(5,342)
Other cash flow from investing activities	(182)	-
Purchases, sales and maturities of marketable securities, net	(44,100)	(8,185)
Net cash provided by (used in) investing activities	(47,338)	(16,921)

Cash flows from financing activities:
Repayment of long-term debt	(195)	(205)
Proceeds from exercise of stock options and ESPP	2,012	2,934
Net cash provided by (used in) financing activities	1,817	2,729

Effect of exchange rate changes on cash	42	(18)
Increase (Decrease) in cash and cash equivalents	(23,506)	9,604

Cash and cash equivalents
Beginning of period	58,763	27,909
End of period	$35,257	$37,513

ANGIODYNAMICS, INC. AND SUBSIDIARIES
NET SALES BY PRODUCT CATEGORY AND BY GEOGRAPHY
(in thousands)

	Three months ended		Nine months ended
	Feb, 28	Feb, 28	Feb, 28	Feb, 28
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Net Sales by Product Category
Vascular
Peripheral Vascular	$21,855	$22,413	$64,560	$66,639
Access	16,478	16,086	47,207	48,994
Total Vascular	38,333	38,499	111,767	115,633
Oncology/Surgery	16,315	13,708	47,760	40,125
Total	$54,648	$52,207	$159,527	$155,758

Net Sales by Geography
United States	$48,338	$46,380	$140,514	$138,781
International	6,310	5,827	19,013	16,977
Total	$54,648	$52,207	$159,527	$155,758

ANGIODYNAMICS, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
(in thousands, except per share data)

Reconciliation of Operating Income to non-GAAP EBITDA:

	Three months ended		Nine months ended
	Feb, 28	Feb, 28	Feb, 28	Feb, 28
	2011	2010	2011	2010
	(unaudited)		(unaudited)

Operating income	$5,248	$5,593	$14,126	$14,488

Amortization of intangibles	2,252	2,284	6,660	7,007
Depreciation	876	925	2,452	2,249
EBITDA	$8,376	$8,802	$23,238	$23,744

EBITDA per common share
Basic	$0.34	$0.36	$0.94	$0.97
Diluted	$0.33	$0.35	$0.93	$0.96

Weighted average common shares
Basic	24,902	24,622	24,833	24,523
Diluted	25,174	24,867	25,085	24,722